CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3, as enumerated below, of our reports relating to (1) the financial statements of Santander Holdings USA, Inc. (the "Company") dated April 14, 2016, December 7, 2016 as to the effects of the change in reportable segments in Note 24 and restatement discussed in Note 25 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 25), and (2) the effectiveness of Santander Holdings USA, Inc.'s internal control over financial reporting dated April 14, 2016, December 7, 2016 as to the effects of the additional material weaknesses described in Management's Annual Report on Internal Control over Financial Reporting (as revised) (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K/A of Santander Holdings USA., Inc. for the year ended December 31, 2015, and to the references to us under the heading "Experts" in the Prospectus, which is part of these Registration Statements.

(1)	Registration Statement (Form S-3 No. 333-172807) of Santander Holdings USA, Inc.
(2)	Registration Statement (Form S-3 MEF No. 333-183988) of Santander Holdings USA, Inc.
(3)	Registration Statement (Form S-3 No. 333-187307) of Santander Holdings USA, Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
December 7, 2016